Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 30, 2003 relating to the financial statements, which appears in the 2003 Annual Report to Shareholders of Sara Lee Corporation, which is incorporated by reference in Sara Lee Corporation’s Annual Report on Form 10-K for the year ended June 28, 2003. We also consent to the incorporation by reference of our report dated July 30, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois

February 5, 2004